Exhibit 99.1

NEWS RELEASE

Tenet Healthcare Corporation
Headquarters Office
3820 State Street
Santa Barbara, CA 93105
Tel 805.563.6855
Fax 805.563.6871
http://www.tenethealth.com

Contacts:
	Media:	Harry Anderson	(805) 563-6816
	Investors:	Thomas Rice	(805) 563-7188
		Diana Takvam	(805) 563-6883

Tenet to Seek Review of California Appellate Court Decision

Awarding Damages to a Former Executive

Oct. 30, 2003 – Tenet Healthcare Corporation (NYSE: THC) announced today that it will seek review of a California appellate court decision awarding $253 million in contract damages for failing to provide certain stock incentive awards to a former executive who was terminated 10 years ago.

The appellate court ruling modifies a lower court decision earlier this year that awarded John C. Bedrosian, a co-founder of National Medical Enterprises Inc., (NME) a judgment of approximately $7.6 million in a lawsuit he filed against the company alleging breach of his employment contract.  Later, the lower court awarded Bedrosian an additional $1.6 million in attorney’s fees and costs.  The entire $9.2 million judgment was fully reserved in the company’s financial statements.  Bedrosian subsequently appealed the lower court rulings.

“We do not believe the evidence in this case justifies this huge award, and we will ask the court to promptly review it,” said Gary W. Robinson, Tenet’s deputy general counsel.  The company said it would reserve the full amount of this judgment in the third quarter ended Sept. 30, 2003.  The company also noted that, during the review process, interest on the judgment will continue to accrue and will be recorded in the company’s financial statements as incurred.

Bedrosian was one of three founders of NME.  Bedrosian’s employment with NME was terminated in September 1993, following a federal investigation into the company’s psychiatric hospital subsidiary.  Under new management, NME was renamed Tenet Healthcare Corporation in 1995, following the resolution of the investigation and a subsequent merger of NME and American Medical International Inc.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates 112 acute care hospitals with 27,424 beds and numerous related health care services.  Tenet and its subsidiaries employ approximately 113,526 people serving communities in 16 states.  Tenet’s name reflects its core business philosophy: the importance of shared values among partners - including employees, physicians, insurers and communities - in providing a full spectrum of health care.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Certain statements in this release may constitute forward-looking statements.  They are based on management’s current expectations and could be affected by numerous factors and are subject to various risks and uncertainties.  Certain of those risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s transition report on Form 10-K for the 7-month period ended Dec. 31, 2002 and quarterly reports on Form 10-Q.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.